EXHIBIT 99.1
CONTACT:
Clifford L. Neuman, President	Telephone: (303) 527-2903
Global Casinos, Inc.	FAX: (303) 527-2916
5455 Spine Road, Suite C
Boulder, Colorado 80301

GLOBAL CASINOS, INC. RESPONDS TO PRESS RELEASE OF DTLL, INC.

Boulder CO, March 8, 2006 - Global Casinos, Inc. (OTCBB: GBCS) responds to the press release issued by DTLL, Inc., dated March 8, 2006 (OTCBB: DTLI) in which DTLL, Inc. announced that it is intending to make a tender offer for at least 51% of the outstanding shares of common stock of Global Casinos, Inc.

Global Casinos, Inc. is not aware of any tender offer. Furthermore, Global Casinos is not engaged in any ongoing negotiations with any party regarding a tender offer or possible change in control of Global Casinos, Inc. Further, Global Casinos, Inc., is not aware of the filing with the SEC on Schedule TO of any preliminary communications made before the commencement of a tender offer.